Bally Total Fitness Holding Corporation
FINANCIAL HIGHLIGHTS
The following is a summary of financial data provided in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2006. Please refer to this filed document for a more complete explanation of the Company’s results.

	Unaudited		Unaudited
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net revenues	(dollars in thousands, except per share and per member)

Membership	$207,342	$211,546	$416,093	$418,599
Personal training	32,207	31,823	63,111	60,905

Membership services revenue	239,549	243,369	479,204	479,504

Retail products	11,460	12,640	23,397	25,987
Miscellaneous	3,622	3,608	7,196	7,879

Net revenues	254,631	259,617	509,797	513,370

Operating costs and expenses
Membership services	170,203	170,713	342,488	338,674
Retail products	10,667	13,424	21,678	26,232
Advertising	16,180	14,641	35,075	31,752
Information technology	5,303	5,472	10,398	10,782
Other general and administrative	15,927	16,111	32,221	28,671
Gain on sale of land and building	(872)	—	(1,773)	—
Depreciation and amortization	13,233	15,023	27,447	29,962

	230,641	235,384	467,534	466,073

Operating income	23,990	24,233	42,263	47,297
Other income (expense)
Interest expense, net	(26,148)	(21,164)	(49,181)	(39,241)
Foreign exchange gain (loss)	1,760	(163)	1,770	44
Other, net	166	64	284	139

	(24,222)	(21,263)	(47,127)	(39,058)
Income (loss) from continuing operations before income taxes	(232)	2,970	(4,864)	8,239
Income tax provision	(501)	(239)	(702)	(479)

Income (loss) from continuing operations	(733)	2,731	(5,566)	7,760
Discontinued operations:
Loss from discontinued operations net of income taxes	—	(1,124)	(872)	(1,538)
Gain on disposal	—	—	38,375	—

Gain (loss) from discontinued operations	—	(1,124)	37,503	(1,538)

Net income (loss)	$(733)	$1,607	$31,937	$6,222

Basic net income (loss) per common share	$(0.02)	$0.05	$0.82	$0.19

Operating data
Average monthly membership revenue recognized per member	$19.21	$19.19	$19.37	$19.09
Average monthly cash received per member	$17.84	$17.79	$18.30	$18.38
Average number of members during the period (000’s)	3,598	3,674	3,581	3,654
Members at end of period (000’s)	3,600	3,671	3,600	3,671
Number of new members joining during the period (000’s)	278	292	635	657
Fitness centers open at end of period	383	391	383	391

Summary cash flow data
Cash provided by operating activities			$10,331	$35,675
Cash provided by (used in) investing activities			29,908	(13,019)
Cash used in financing activities			(42,890)	(12,599)

Increase (decrease) in cash			$(2,651)	$10,057

Cash interest paid			$39,883	$35,737

Non-GAAP Financial Measures
The Company uses EBITDA as a measure of operating performance. The Company defines EBITDA as operating income plus depreciation and amortization. This term is not a measure of performance presented in accordance with GAAP and should not be considered as a substitute for cash flows provided by operating activities or other cash flow and income data prepared in accordance with GAAP. This term as defined by Bally may not be comparable to similarly titled measures used by other companies.
The following table reconciles this non-GAAP measure to operating income.

	Unaudited		Unaudited
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Operating income	$23,990	$24,233	$42,263	$47,297
Depreciation and amortization	13,233	15,023	27,447	29,962

EBITDA	$37,223	$39,256	$69,710	$77,259